Exhibit 10.1

INTEVAC, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 18, 2022 (the “Effective Date”) by and between Intevac, Inc. (the “Company”) and Nigel Hunton (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company wishes to retain the services of Executive and Executive wishes to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Parties set forth below, the Parties agree as follows:

1. Duties and Obligations.

(a) Duties and Scope of Employment. Commencing January 19, 2022 (the “Start Date”), Executive will serve as President and Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”). Executive will have the authority generally allowed to persons discharging the duties of such position. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive will be appointed to serve as a member of the Board effective as of, or as soon as reasonably practicable following, the Start Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Term for any direct or indirect remuneration without the prior approval of the Board, and Executive will not engage in any other activities that conflict with Executive’s obligations to the Company; provided, however, that Executive may continue to serve on the Arsenal Capital Advisory Board provided that such service does not conflict with Executive’s obligations to the Company. Notwithstanding the foregoing, nothing in this Section 1(c) shall preclude Executive from: (i) serving as a member of the board of directors of trade associations and charitable organizations; (ii) engaging in charitable activities and community affairs; or (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or otherwise conflict with the terms of the Confidential Information Agreement (as defined in Section 10).

2. At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $550,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Bonus. Executive will be eligible to receive a bonus targeted annually at 100% of Executive’s then-current Base Salary (the “Bonus”) and for 2022 only, Executive’s Bonus amount will be no less than $275,000 and Executive will have a maximum Bonus opportunity equal to 200% of Executive’s then-current Base Salary for performance at or above top performance levels. Any Bonus may be based on a variety of metrics including Executive’s performance and the Company’s performance and such other factors as the Company deems appropriate, and, subject to the terms of this Section 3(b), will be paid in the Company’s sole discretion. Because a primary objective of the Bonus is employee retention, and except as provided in Section 6 herein, Executive will only be eligible to earn a Bonus if Executive remains employed by the Company in good standing on the date that the Bonus is paid. The Bonus, if awarded, is generally paid, less the usual, required withholding, on an annual basis and generally paid to employees during the quarter immediately following the end of the annual performance period to which the Bonus relates, and in all cases, not later than March 15th of the year after the year to which the Bonus relates. The Company’s bonus program is subject to change at the Company’s discretion. In addition, the Company may, in its discretion, grant additional discretionary bonus amounts to Executive.

(c) Equity.

(i) Initial RSU Awards. As a material inducement to Executive accepting employment with the Company, as soon as practicable after the Start Date, and in no event later than the first regularly scheduled meeting of the Compensation Committee of the Board following the Start Date, the Company will recommend that Executive be granted two restricted stock unit (“RSU”) awards. The first RSU award will be an award of 166,500 RSUs (the “First RSU Award”) and the second RSU award will be an award of 100,000 RSUs (the “Second RSU Award” and together with the First RSU Award, the “Initial RSU Awards”). The Company will recommend that the Initial RSU Awards have a vesting commencement date on the Start Date. The First RSU Award will vest in approximately equal annual installments over three (3) years from the vesting commencement date and the Second RSU Award will vest as to 100% of the RSUs subject to the Second RSU Award on the first anniversary of the vesting commencement date, in either case, subject to Executive’s continued service with the Company through the applicable vesting date. The Initial RSU Awards will be subject to the terms, definitions and provisions of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) or an inducement equity incentive plan adopted by the Company (in either event, the “Equity Plan”) and a RSU agreement provided by the Company, which will control the Initial RSU Awards, and all of which documents are incorporated herein by reference.

(ii) Initial PRSU Award. As a material inducement to Executive accepting employment with the Company, subject to Executive’s continued employment on the grant date and at approximately the same time that the Company grants 2022 annual performance-based equity awards to its other executives, the Company will recommend that Executive be granted an award of 333,500 performance-based RSUs (at target performance) (the “PRSUs”) including an anticipated three (3)-year performance period, with the other terms substantially similar to the terms of the 2022 annual performance-based RSUs to be granted to other executives of the Company. All PRSUs will be subject to the terms and conditions of the Equity Plan and a performance-based RSU agreement provided by the Company, which will control the PRSU grant, and both of which documents are incorporated herein by reference.

(iii) General Eligibility for Additional Equity Awards. Executive will be eligible to receive additional awards of stock options, restricted stock, RSUs, performance-based equity awards or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee of the Board will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in benefit plans and programs of the Company (including vacation and/or paid-time off), maintained by the Company for the benefit of its employees if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. Executive will be provided with additional information about those benefits upon or shortly following Executive’s Start Date. The Company reserves the right to modify employee compensation and cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.

5. Expenses.

(a) General. The Company will reimburse Executive for all reasonable expenses incurred in connection with his employment, including business travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(b) Relocation Expenses. The Company will assist Executive with certain reasonable and customary relocation expenses, as briefly summarized below (the “Relocation Expenses”). In order to be reimbursed, the Relocation Expenses must be incurred prior to August 1, 2022. Executive’s Relocation Expenses will include reasonable and customary relocation expenses, but will not include any costs associated with the purchase, sale or rental of any residence, other than hotel stays or temporary lodging in the course of obtaining and moving into a longer-term residence. The Company will provide Relocation Expenses in an amount not to exceed $20,000. The reimbursement of all Relocation Expenses, pursuant to this Agreement, must be supported with appropriate written receipts, invoices or similar documentation provided to the Company no later than sixty (60) days following the date such expense was incurred. Any reimbursements due to Executive under this Section 5(b) will be paid to Executive via check or electronic funds transfer as soon as practicable following the date of receipt by the Company of Executive’s written substantiation, and in no event later than March 15, 2023.

6. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, then subject to Section 7 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures for a period of twelve (12) months (the “Severance Period”); (ii) the immediate vesting of each of Executive’s then-outstanding Equity Awards as to 50% of the then unvested number of shares subject to each such Equity Award (or, if such termination occurs within the Change in Control Period, the immediate vesting of each of Executive’s then-outstanding Equity Awards as to 100% of the then unvested number of shares subject to each such Equity Award); provided, however, that any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award; (iii) subject to Section 6(b) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) during the Severance Period or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage; (iv) payment of a lump sum equal to (A) if Executive’s termination occurs outside of the Change in Control Period, a prorated portion of the Bonus Average (as defined below), with the proration based on the number of completed calendar months in such year for which Executive was employed by the Company as of the termination date, or (B) if Executive’s termination occurs within the Change in Control Period, 100% of Executive’s target Bonus amount for the year in which Executive’s termination occurs; and (v) if Bonuses for the calendar year preceding the year in which the termination date occurs have not been paid as of the termination date and have not been determined to be zero for such year, a lump sum Bonus payment equal to the amount that would have been paid to Executive had Executive remained employed through the Bonus payment date, calculated based on actual performance and the terms of the applicable bonus plan (such Bonus payments in (iv) and (v), together, the “Bonus Payments”). With respect to Equity Awards granted on or after the Start Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.

(b) COBRA Benefits. Any COBRA reimbursements under this Agreement will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements or direct payments of COBRA premiums under this Agreement (either, the “COBRA Benefits”) that otherwise would be due to Executive under this Section 6, the Company will, in lieu of any such COBRA Benefits to which Executive is entitled under Section 6(a) of this Agreement, provide to Executive a taxable monthly payment (“Healthcare Premium Payment”) in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage at coverage levels in effect immediately prior to Executive’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Any Healthcare Premium Payments will cease to be provided when, and under the same terms and conditions, COBRA Benefits would have ceased under this Section 6. For the avoidance of doubt, the taxable payments in lieu of COBRA Benefits may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this Section 6(b) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment, any further COBRA Benefits or any payments or benefits in lieu thereof.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason); or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits (including continued vesting) except for those (if any) as may then be established under the Company’s then-existing severance and benefits plans and practices or pursuant to other then-effective written agreements with the Company that have not been superseded by this Agreement

(d) Termination Due to Death/Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or Disability, then subject to Section 7 of this Agreement, Executive or, if applicable, his estate (in which case references to “Executive” in this Section 6(d) will be deemed to refer to Executive’s estate), Executive will receive the Bonus Payments.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 6 of this Agreement, the provisions of Section 6 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 of this Agreement.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The payment of any severance set forth in Section 6(a), Section 6(b) and Section 6(d) above is contingent upon Executive signing and not revoking a separation and release of claims agreement with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and/or other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(b)(ii); provided, however, that any acceleration of vesting of options and restricted stock (if any) will be provided on the Release effectiveness date. Except as required by Section 7(b)(ii), any payments and benefits that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment of any severance payments or benefits.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, payable to Executive pursuant to this Agreement will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 7(b)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. Any payments or benefits due under Section 6 of this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.

(iv) For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v) Any taxable Relocation Expenses are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. However, to the extent that the Relocation Expenses, or any other reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the Employment Term or thereafter, provide for a “deferral of compensation” within the meaning of Section 409A and otherwise are not exempt from and do not otherwise comply with Section 409A, they will be made in accordance with Section 409A, including, but not limited to, the following provisions: (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to the applicable reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit or payment; (iii) to the extent there is any reimbursement of an expense, subject to any shorter time periods provided in this Agreement or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of Executive’s taxable year following the taxable year of Executive in which the expense was incurred; and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will be provided, and reimbursements will be made for expenses incurred, only during Executive’s lifetime. The prior sentence assumes that the calendar year is Executive’s taxable year; if not, reference to “calendar year” in the prior sentence will relate to Executive’s taxable year.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with: (i) the terms of the Confidential Information Agreement, and (ii) the provisions of this Agreement. In the event Executive breaches the provisions of this Section 7(c), all continuing payments and benefits to which Executive may otherwise be entitled to pursuant to Section 6 will immediately cease.

(d) Resignation of Officer and Director Positions. The payment of any severance set forth in Section 6(a), Section 6(b) and Section 6(d) above is subject to Executive having resigned from all officer and director positions with the Company (or any parent or subsidiary of the Company) and Executive executing any documents the Company may require in connection with the same.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. Limitation on Payments. In the event that the severance or change in control-related or other payments or benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If a reduction in severance and/or other payments or benefits constituting “parachute payments” is necessary so that payments or benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iii) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definitions.

(a) Bonus Average. For purposes of this Agreement, “Bonus Average” means the average Bonus paid to Executive during the three (3) most recent completed annual Bonus periods where Bonuses were determined (including a determination that the Bonus amount for the applicable Bonus period was zero) and ending on Executive’s termination date (or, if Executive’s termination date occurs prior to the completion of three (3) annual Bonus periods where Bonuses were determined (including a determination that the Bonus amount for the applicable Bonus period was zero), the average Bonus paid to Executive during the number of completed annual Bonus periods where Bonuses were determined (including a determination that the Bonus amount for the applicable Bonus period was zero) and ending on Executive’s termination date). If no completed annual Bonus period where Bonuses were determined (including a determination that the Bonus amount for the applicable Bonus period was zero) has occurred as of Executive’s termination date, then “Bonus Average” will mean Executive’s target Bonus amount for the year in which Executive’s termination occurs.

(b) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s act of personal dishonesty in connection with his responsibilities as an employee that is intended to result in Executive’s substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Executive’s gross misconduct; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Company that describes the basis for the Company’s belief that Executive has not substantially performed his duties and Executive has not corrected such failure within thirty (30) days of such written demand; or (v) Executive’s material violation of any written Company employment policy or standard of conduct.

(c) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the time period beginning on the consummation of the first Change in Control (as defined in the 2020 Plan) to occur on or after the Effective Date and ending on the date that is twelve (12) months following the consummation of such Change in Control.

(d) Deferred Payments. For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(e) Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(f) Equity Awards. For purposes of this Agreement, “Equity Awards” means any of Executive’s stock options to purchase shares of the Company’s common stock, restricted shares of the Company’s common stock (including unvested shares Executive has purchased through an early exercise of a stock option grant), stock appreciation rights, RSUs, performance shares, performance units and any other equity compensation awards granted by the Company or any successor of the Company.

(g) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; for purposes of clarification, should the Company be acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise and Executive by virtue of such event, experiences a material reduction of Executive’s authority, duties or responsibilities (for example, but not by way of limitation, if the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation), such material diminution will constitute “Good Reason” under this subsection; provided, however, a reduction in authority, duties, or responsibilities solely by virtue of the Company becoming privately held pursuant to a transaction or Company action(s) endorsed by a majority of the members of the Board (as, for example, when the Chief Executive Officer of the Company remains as such following the Company becoming privately held, but is not the Chief Executive Officer of a publicly traded Company) will not constitute “Good Reason”; (ii) a material reduction by the Company (or its successor) in Executive’s base compensation as in effect immediately prior to such reduction, unless the Company also similarly reduces the base compensation of all other executives of the Company; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location, to Executive’s home as his primary work location, being required to work remotely from home during the COVID-19 pandemic or any similar outbreak of infectious disease, or the return to work thereafter at the office where Executive was assigned as of the start of such remote work, will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason”.

10. Confidential Information. As a condition to employment, Executive will enter into the Company’s standard Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon (and in no event later than three (3) business days following the Start Date) or prior to commencing employment hereunder. This Agreement requires, among other provisions, Executive’s assignment of intellectual property rights to any invention made during Executive’s employment at the Company and non-disclosure of proprietary information.

11. Identity Verification and Employment Authorization. Pursuant to the Immigration Reform and Control Act, the Company is required to verify the identity and employment authorization of all new hires. To comply with this legal obligation, the Company must complete an Employment Eligibility Verification Form I-9 within three (3) days of Executive’s Start Date or the Company’s employment relationship with Executive may be terminated. Information about what Executive will need to bring to work to complete this form will be provided to Executive as soon as possible following Executive’s execution and return of this Agreement.

12. Reference and Background Checks. This offer of employment with the Company is contingent upon the Company’s satisfactory completion of reference and background checks, proof of Executive’s authorization to work in the United States and Executive’s execution of the provided Confidential Information Agreement.

13. No Conflicting Obligations. Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.

14. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 14(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Notices.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chair of the Board.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 15(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

18. Waiver of Breach. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that he has been advised to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

24. Deadline for Execution. The offer under this Agreement will expire at the close of business on January 20, 2022, if the Company has not received Executive’s signed Agreement by that date.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

INTEVAC, INC.

By:	/s/ David S. Dury
Title:	Chairman

EXECUTIVE:

/s/ Nigel Hunton
Nigel Hunton